UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 15, 2005

REHABCARE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19294	51-0265872
(State or other	(Commission File	(I.R.S. Employer
jurisdiction of	Number)	Identification
incorporation)		Number)

7733 Forsyth Boulevard
23rd Floor
St. Louis, Missouri	63105
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (314) 863-7422

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
(17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the

Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the

Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On December 15, 2005, the Board of Directors of RehabCare Group, Inc. (the “Company”) approved the accelerated vesting of certain unvested stock options with exercise prices greater than the closing price of the Company’s stock on December 15, 2005 of $20.34. Vesting for options with grant dates ranging from February 25, 2002 to July 25, 2005 and exercise prices ranging from $21.90 to $29.25 were accelerated. All performance vested options, options granted to the Board of Directors and options granted to the Company’s Chief Executive Officer were excluded from the accelerated vesting. As a result of the acceleration, options to purchase approximately 236,000 shares, including approximately 55,000 options held by named executives, became immediately exercisable.

The Company expects to adopt Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS 123R”), “Share-Based Payment” on January 1, 2006 and recognize compensation expense prospectively for unvested stock options outstanding at December 31, 2005 and for all future stock option grants. The decision of the Board of Directors to accelerate the vesting of certain outstanding underwater options was made primarily to reduce compensation expense that otherwise would be recorded in future periods following the adoptions of SFAS 123R. In addition, the Board believes this action further enhances management’s focus on increasing shareholder returns and will increase employee morale and retention.

The Company estimates that the acceleration of the vesting of these underwater stock options will reduce the amounts of share-based compensation expense to be recognized, net of income taxes, by approximately $357,000 in 2006, $147,000 in 2007 and $54,000 in 2008.

On December 1, 2005, the Company appointed David Brian Groce to the position of Senior Vice President, General Counsel and Corporate Secretary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 19, 2005

REHABCARE GROUP, INC.

By: /s/ Mark A. Bogovich
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Mark A. Bogovich
Vice President and Interim Chief
Financial Officer